EXHIBIT 99.1

MK RESOURCES COMPANY

Eagle Gate Tower

60 East South Temple, Suite 1225

Salt Lake City, Utah 84111

Phone: (801) 297-6900/Fax: (801) 297-6950

FOR IMMEDIATE RELEASE

MK RESOURCES RECEIVES PROPOSAL FROM LEUCADIA RELATING TO A POTENTIAL MERGER IN CONNECTION WITH A POSSIBLE SALE OF A MAJORITY INTEREST IN THE LAS CRUCES PROJECT

Salt Lake City, Utah, April 27, 2005 — MK Resources Company (OTCBB:MKRR) (the “Company”) today announced that the Company and its majority stockholder, Leucadia National Corporation (“Leucadia”), are in discussions with an unrelated third party (the “Unrelated Party”) regarding the potential sale (the “Sale”) by the Company of a controlling interest in the Las Cruces project. In connection with these discussions, Leucadia has delivered a proposal to the Board of Directors of the Company for a potential merger, pursuant to which the Company would become a wholly-owned subsidiary of Leucadia.

Leucadia has been funding the Las Cruces project, but a significant amount of additional funding is required. The Company has been exploring other sources of financing, including the Sale to the Unrelated Party. In the Sale, the Unrelated Party would provide substantial funding for the project, but would also require Leucadia to provide additional cash and guarantees in connection with the financing of the Las Cruces project. Leucadia has informed the Company that it is unwilling to commit to providing the additional cash and guarantees of the magnitude required by the Unrelated Party for the Company if it is not wholly-owned. Therefore, Leucadia has indicated that it would be willing to acquire all of the outstanding stock of the Company that it does not currently own pursuant to a merger transaction. The proposed merger is dependent upon reaching an agreement with the Unrelated Party with respect to the Sale, as well as an agreement with the Company with respect to the merger.

In the proposed merger, the Company’s stockholders would receive 0.0266 shares of Leucadia common stock for each share of the Company’s common stock. Based upon the closing price of Leucadia’s common stock on April 27, 2005, this represents approximately $0.90 per share of the Company’s common stock. In its proposal letter, Leucadia states that the proposed exchange rate is “based on the asset value of the Company implied by the purchase price to be paid in the Sale, adjusted to reflect those assets of the Company that are not part of the project, the Company’s liabilities not assumed in the Sale and the cost to Leucadia of additional investment in the project and providing guarantees for the Las Cruces project financing.”

The Audit Committee of the Board of Directors of the Company, which consists entirely of independent directors, has engaged a financial advisor and independent counsel and intends to consider the Sale and the merger proposal. Because the merger proposal is dependent upon reaching an agreement with the Unrelated Party with respect to the Sale, no final determination will be made by the Audit Committee unless such an agreement is reached. There can be no assurance that the current discussions will in fact lead to such an agreement.

The Company is incorporated in Delaware, and its executive offices are located at 60 East South Temple, Suite 1225, Salt Lake City, Utah 84111.